Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-8 of Surge Pays Inc. & Subsidiaries, (the “Company”) of our report dated March 30, 2023, related to the financial statements of the Company as of and for the years ended December 31, 2022 and 2021.

/s/ Rodefer Moss & Co, PLLC

Johnson City, Tennessee

February 5, 2024